Exhibit 99.1

AITX’s Subsidiary Robotic Assistance Devices Healthcare Market Expansion with RAD Light My Way

Detroit, Michigan, February 16, 2023 — Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions for enterprise clients, today announced that its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD) has updates related to progress within the Healthcare vertical.

The Company has completed the physical installation of ROSA-P units at an acute care facility with over 100 beds, marking the Company’s largest hospital deployment to date. This end-user is a large regional hospital group that is part of a healthcare group with over 600 locations. The deployment at this single location includes 4 ROSA-P configurations, each with dual ROSA units, plus one solo ROSA, effectively totaling 9 ROSAs. One of RAD’s largest dealers facilitated this deployment, which has significant visibility within the dealer and the healthcare provider.

This deployment is the inaugural large-scale RAD Light My Way deployment. Notably, the hospital staff was given a choice of an additional armed guard or ROSAs with RAD Light My Way, and they overwhelmingly chose RAD Light My Way. Additional details about this deployment are forthcoming within the next few weeks following completion of deployment and client acceptance.

“The Healthcare vertical is one of the inspirations for several of our inventions, and RAD Light My Way was conceived after listening to the needs of this industry,” said Steve Reinharz, CEO of AITX and RAD. “Staff members have shared with me that they often feel vulnerable walking to and from their cars at night. RAD Light My Way will provide them with much-needed peace of mind, while the ROSA-P units feed real-time details of the conditions to security personnel who are monitoring the area as well as instant at-the-edge response.”

According to recent FBI data, parking lots are the third most common place for assaults, abductions, and homicides. A survey by the International Association for Healthcare Security and Safety group found that nearly 70% of armed robberies and 56% of rape incidents of healthcare workers occurred in parking and adjacent areas.

“In addition to the hospital network referred to in this press release, we are potentially bringing six additional healthcare networks with over 500,000 employees and over 3,000 facilities through the sales process,” said Mark Folmer, President of RAD. “Next week, we roll out the first deployment for an even bigger healthcare client who is starting with several ROSAs. It’s feasible that RAD could deploy upwards of 150 devices specifically at healthcare clients within the next 12 months.”

ROSA is a multiple award-winning, compact, self-contained, portable, security and communication solution that can be deployed in about 15 minutes. Like other RAD solutions, it only requires power as it includes all necessary communications hardware. ROSA’s AI-driven security analytics include human, firearm, vehicle detection, license plate recognition, responsive digital signage and audio messaging, and complete integration with RAD’s software suite notification and autonomous response library. Two-way communication is optimized for cellular, including live video from ROSA’s dual high-resolution, full-color, always-on cameras. RAD has published two Case Studies detailing how ROSA has helped eliminate instances of theft, trespassing and loitering at car rental locations and construction sites across the country.

RAD Light My Way has been the recipient of two Secure Campus 2022 Awards from Campus Security & Life Safety Magazine. In October 2021 RAD Light My Way along with RAD’s ROSA won CBRE’s 2021 Best Workplace Experience Solution Award.

AITX through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide a cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers this tremendous costs savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staffs and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.stevereinharz.com, www.radsecurity.com, www.radgroup.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

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Steve Reinharz

949-636-7060

@SteveReinharz